Exhibit 99.2

Important Notice Regarding the Availability of Materials You are receiving this communication because you hold securities in the company listed above. They have released informational materials that are now available for your review. This notice provides instructions on how to access DXC Technology Company materials for informational purposes only. It is not a form for voting and presents only an overview of the DXC Technology Company materials which contain important information and are available, free of charge, on the Internet or by mail. We encourage you to access and closely review the DXC Technology Company materials and continue to view them online to access any new or updated information. To effect the separation, DXC Technology Company will distribute all of the shares of common stock of Perspecta Inc. on a pro rata basis to the holders of DXC Technology Company common stock. Immediately following the distribution, Perspecta Inc. will be an independent company. DXC Technology Company is not soliciting proxy or consent authority from stockholders in connection with the separation. The DXC Technology Company materials consist of the Information Statement, including any supplements, that Perspecta Inc. has prepared in connection with the separation. You may view the materials online at www.materialnotice.com and easily request a paper or e-mail copy (see reverse side). To facilitate timely delivery, please make your request for a paper copy by five business days prior to the distribution date referenced in the Information Statement. DXC TECHNOLOGY COMPANY E45680-Z72412 DXC INVESTOR RELATIONS 1775 TYSONS BOULEVARD TYSONS, VA 22102 See the reverse side for instructions on how to access materials.

How to Access the Materials Materials Available to VIEW or RECEIVE: INFORMATION STATEMENT How to View Online: Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.materialnotice.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these materials, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.materialnotice.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@materialnotice.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line. XXXX XXXX XXXX XXXX XXXX XXXX XXXX XXXX E45681-Z72412 Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor.

THIS  NOTICE  WILL  ENABLE  YOU  TO  ACCESS

MATERIALS FOR INFORMATIONAL PURPOSES ONLY

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